Exhibit 99.1

news release

Executive Offices	For Further Information Contact:
2200 E. Golf Road
Des Plaines, IL 60016
Richard W. Gochnauer

President and Chief Executive Officer

or

Kathleen S. Dvorak

Sr. Vice President and Chief Financial Officer

United Stationers Inc.
(847) 699-5000

UNITED STATIONERS ELECTS CROVITZ

AS AN INDEPENDENT DIRECTOR TO ITS BOARD

DES PLAINES, Ill., October 11, 2005 – United Stationers Inc. (Nasdaq: USTR), a leading wholesale distributor of business products, announced today that Charles K. Crovitz has joined its board of directors, where he will serve on the company’s technology and human resources committees.  His election to the board brings the total members to nine, with eight independent directors.

Mr. Crovitz, 52, was with Gap Inc. from 1993 until 2003, where he most recently served as executive vice president and chief supply chain officer, as well as a member of the executive leadership team.  During his 10-year career with Gap, Mr. Crovitz was also executive vice president, supply chain and technology and senior vice president, strategy and business development.  Prior to that, he held various positions with Safeway Inc., including serving as a member of the operating committee, senior vice president and chief information officer, and vice president, director of marketing for Safeway Manufacturing Group.  Mr. Crovitz also spent several years with McKinsey & Company where he was an engagement manager, leading client service teams in retailing, forest products, steel, and personal computer industries.

Among his many accomplishments at Gap, Mr. Crovitz was instrumental in reducing the expense structure by $250 million during a two-year period.  He also co-led Gap Brand’s re-engineering of its product pipeline from product design to store delivery as well as managed the replacement of Gap’s proprietary core technology system.

Mr. Crovitz received his M.B.A. from Stanford Graduate School of Business, his J.D. from Stanford Law School and an undergraduate degree in economics from the University of California.  He currently serves as a board member for The Children’s Place.

“We are extremely pleased to have an individual as well qualified as Chuck on our board,” said Frederick B. Hegi, Jr., chairman of United’s board of directors.  “His long-standing leadership at Gap and his experience in helping to manage one of the world’s best known companies make him an important addition to our team.  His experience in supply chain management and technology is very relevant to the strategic direction of United Stationers.  His wealth of operating experience will strengthen the board’s ability to help guide the company in its continuing effort to add value and reduce its cost structure.”

Company Overview

United Stationers Inc. is North America’s largest broad line wholesale distributor of business products, with sales for the trailing 12 months of approximately $4.2 billion.  Its integrated computer-based distribution systems make more than 40,000 items available to approximately 20,000 resellers.  United is able to ship products within 24 hours of order placement because of its 35 United Stationers Supply Co. distribution centers, 32 Lagasse distribution centers that serve the janitorial, sanitation, and foodservice disposables industries, two Azerty distribution centers in Mexico that serve computer supply resellers, and two distribution centers that serve the Canadian marketplace.  Its focus on fulfillment excellence has given the company an average order fill rate of better than 97%, a 99.5% order accuracy rate, and a 99% on-time delivery rate.  For more information, visit www.unitedstationers.com.

The company’s common stock trades on The NASDAQ Stock Market® under the symbol USTR.

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